Exhibit 10.4

11 September 2018

PRIVATE AND CONFIDENTIAL

Dr. Jerel A. Banks

[***]

[***]

Dear Jerel

LETTER OF APPOINTMENT

I am pleased to offer you employment in accordance with the terms set out in this letter (“Agreement”). You will be employed by Tacere Therapeutics, Inc. (“Tacere”) but will work across the Benitec group of companies (“Company”), and as part of your duties for Tacere you will specifically act in the position of Executive Chairman and Chief Executive Officer of Benitec Biopharma Limited (“Benitec”).

The major conditions of your appointment are set out below. It is important that you read and understand these conditions. If you require clarification on any matter please contact me as soon as possible and I will be happy to discuss any aspect of this offer with you.

If you agree to the terms of this offer, please sign the Declaration at the end of this document and return a signed original to Tacere as soon as possible. Please retain a copy for your own records.

If you have any queries, feel free to contact me.

1.	Position

1.1

The Company offers you the position described above, effective 26 June 2018 (“Commencement Date”). To avoid any ambiguity, your existing appointment as Chairman of the Board of Directors of Benitec is separate and apart from any positions or terms set forth herein.

1.2	In your position, you will report directly to the Board of Benitec (“Board”).

1.3

You will be required to undertake duties and responsibilities as set out in Appendix A. This description is not intended to be exhaustive and the Company may require you to perform other duties consistent with your role in addition to those set out in Appendix A.

If your position, duties and/or responsibilities change for any reason, then the terms of this Agreement will continue to apply unless expressly varied by the parties in writing.

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The Job Description (Appendix A) will be developed further by agreement between you and the Board, as the Company’s activities and strategies are progressed.

1.4	Your duties include, but are not limited to:

(a)	performing the tasks contained in the Job Description (Appendix A) or as directed by the Company and/or the Board;

(b)	utilizing your inventive faculty and applying such faculty to make or discover inventions;

(c)	satisfactorily carrying out your duties as determined by the Board;

(d)	taking all reasonable steps to meet performance criteria established by the Company from time to time;

(e)	complying with all reasonable directions and Company policies in place from time to time, including the Company Code of Conduct; and

(f)	carrying out such other duties as may be reasonably requested by the Board from time to time.

1.5

Your ordinary hours of work will be 40 hours per week between 9am and 5pm on a full time (5 days, Monday to Friday) basis. You agree and acknowledge that, having regard to the Company’s workload and the scope and responsibility of your position, you may be required to work reasonable hours beyond those hours should circumstances require.

1.6

The position will require you to work from Tacere offices in California, as well as work that shall be performed at the request of the Company at any other location. In addition, you will be expected to travel domestically and internationally as part of your role.

2.	Remuneration

2.1	Tacere will pay a gross annual remuneration package of USD $400,000 per annum.

2.2

Tacere will provide and pay for a benefits package that consists of a group health insurance plan, dental insurance, vision insurance, and STD/LTD/life insurance. Tacere will cover any premiums you pay for yourself and any dependents under the company sponsored plan.

2.3	You acknowledge and agree that you will be deemed an “exempt employee” for purposes of California’s wage and hour and related employee benefit laws.

2.4

Tacere will also provide a 401(k) plan that includes a matching program of 100% of the first 6% of your contribution into the 401(k) plan on an annual basis. This Agreement states that once you reach contributions that are equal to 6% of your gross pay, Tacere’s contributions stop until the following year. If you do not contribute at least 6% of your gross income toward your 401(k) plan, you will receive matching contributions equal to the amount actually contributed by you for the year but will give up any additional matching contributions from the Company for that current year. Any unused matching contributions will not carry over to the next year.

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2.5

Tacere will meet the cost of reasonable and verifiable out of pocket expenses necessarily incurred in carrying out your duties for the Company. All expenses will be authorized in accordance with the Delegations of Authority approved by the Board.

3.	Salary Review – Performance Measures

3.1

The Board shall review your gross salary package annually against your performance and as a result of your performance the Board may, at their sole discretion, increase or not make any changes to your salary and pay or not pay a bonus whether in the form of cash, share options or both. The first of such annual reviews will be held in June 2019.

3.2

Your performance will be reviewed against key performance criteria (set in consultation with you by the Board soon after entering into this Agreement). It is intended that subsequent key performance criteria will be set in consultation with you annually at the beginning of the financial year. The key performance criteria will describe your business objectives, specific annual goals and agreed outcomes (pre-agreed performance targets) against which you will be measured.

3.3

The Board intends to conduct performance and development reviews every 6 months and any decision made by the Board in respect of such performance milestones will be final and binding on both parties. As part of this process, you may participate in a discretionary bonus scheme whereby you could earn up to a further 50% of base salary depending on achievement of your key business objectives, specific annual goals and agreed outcomes (pre-agreed performance targets), achievement to be determined in the sole and absolute discretion of the Board.

4.	Benitec Employee Staff Long Term Incentive Arrangements

4.1

You will be granted, subject to Board approval and the terms set forth below, 10 million unlisted share options under the Benitec Directors’ and Officers’ Option Plan 2018 (“Plan”). The exercise price and conditions of the granted options will be determined by the Board on the date of grant.

4.2	The options to be issued will:

(a)	be call options for the issue by Benitec Biopharma Limited of new, fully paid ordinary shares upon exercise and payment of the exercise price in accordance with the terms of the options and the Plan;

(b)

have an exercise price which is fifty percent (50%) greater than the 30 day volume weighted average closing price of Benitec Biopharma Limited ordinary shares on the Australian Securities Exchange (ASX) ending on and including the ASX trading day one day before your Commencement Date;

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(c)	expire and not be capable of being exercised on the date five years from the Commencement Date;

(d)	vest, assuming continued employment and subject to the terms of the options and the Plan:

i.	as to one third: on the first anniversary of the Commencement Date;

ii.	as to one third: on the second anniversary of the Commencement Date;

iii.	as to the balance (one third): on the third anniversary of the Commencement Date; and

(e)	be issued on general terms which are substantially equivalent to the terms of the Benitec Directors’ and Officers’ Option Plan 2018 approved by shareholders at the 2018 Annual General Meeting.

4.3

Benitec will give you an invitation to apply for the issue of the options around or soon after the Commencement Date in a form consistent with the Benitec Directors’ and Officers’ Option Plan 2018 (with such modifications to the Plan that are made by agreement between the Company and you as provided for above), which you will complete and return to the Company before the options are issued.

5.	Payment

Your salary will accrue and be payable monthly one half in advance and one half in arrears by equal instalments on or about the 15th of each month by electronic funds transfer to a bank account nominated by you.

6.	Annual leave and long service leave

6.1

You will be entitled to four weeks’ paid time off (“PTO”) for each year of employment. Unused PTO will carry over from year to year and you may accrue up to a maximum of six weeks of PTO. You will cease to accrue PTO beyond this maximum until you have used PTO to bring your accrual below the maximum.

6.2	Annual leave must be taken at a time or times to be approved by the Company.

7.	Sick and bereavement leave

7.1	You will be entitled to 10 days’ paid sick leave per year of service pro rata if you:

(a)	cannot attend work due to illness; or

(b)	need to care or support an immediate family member or other member of your household due to their illness or unexpected emergency.

7.2	Untaken paid sick leave accumulates from year to year but will not be paid out on termination.

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7.3

You are entitled to three days’ paid bereavement leave in the event of the death or a serious life-threatening illness or injury of an immediate family member or member of your household. Untaken compassionate leave does not accumulate from year to year and will not be paid out if your employment ends.

7.4	The Company may require you to provide a medical certificate for sick or bereavement leave.

7.5	You must give the Company notice of your taking of sick or bereavement leave as soon as practicable. You must also advise the Company of the period or expected period of leave.

8.	Parental leave

You will be provided with parental leave in accordance with Company practice.

9.	Community service leave

You may be entitled to community service leave in accordance with Company practice.

10.	Alternative Employment

During your employment you cannot, without the prior written consent of the Board, be engaged, concerned or interested directly or indirectly in any capacity in any trade or business other than the Company nor will you directly or indirectly acquire or attain any financial interest in any business or other enterprise similar or of substantially similar nature to the business of the Company without the prior written approval of the Board. This clause does not prevent you from holding, including any efforts or actions related to making potential non-binding recommendations regarding, any investments listed on a Stock Exchange, including but not limited to Benitec, or the position of Chairman of the Board of other companies.

11.	Best Endeavors

You agree throughout your term of employment to act conscientiously and diligently and in the best interests of the Company and use your best endeavors to promote and enhance the business reputation and affairs of the Company.

12.	Statements by Employee

You agree to abstain from making any slanderous, misleading or deceptive statements in relation to the Company, its clients, competitors and your fellow employees and you further agree to abstain from publishing, whether by way of electronic mail, voice mail or otherwise material of a defamatory, misleading or deceptive nature. You will not make any statements to the press without the prior approval of the Board, or failing the Board, one of the non-executive directors of the Company.

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13.	Confidential Information

13.1

You acknowledge the Company’s rights to preserve and protect the confidentiality of its confidential information and all such confidential information received or generated by you during the course of your employment.

13.2

You shall not during and after your employment, except as authorized or required by your duties, reveal to any person or persons any of the Company’s confidential information which may come to your knowledge during your employment and keep with complete secrecy all confidential information entrusted to you and not use or attempt to use any such information in any matter which may injure or cause loss or be likely to injure or cause loss either directly or indirectly to the Company or its business.

13.3

You acknowledge and agree that the undertakings given by you in relation to confidential information will survive any termination of employment and will continue in force until such time as the confidential information has legally come into the public domain.

13.4

You agree to use your best endeavors to prevent the publication or disclosure of any confidential information by any third party and upon becoming aware of any actual or apprehended publication or disclosure of any confidential information you agree to inform the Company immediately.

13.5

You will not at any time without the Company’s prior written consent, which consent may be withheld or given with conditions, copy or take extracts from the confidential information or remove any item of confidential information from the Company’s premises except as authorized by the Company. Where such confidential information is to be taken from the Company’s premises with the Company’s consent, you agree to adopt and maintain all reasonable precautions as are prudent or desirable in order to safeguard the confidentiality of the confidential information and to prevent the disclosure of the confidential information to persons other than those approved and permitted by the Company.

14.	Disciplinary Action

You agree that in a situation where the Company is required to investigate a disciplinary incident or complaint it may be necessary for the Company to suspend (with or without loss of pay) you while the investigation is being undertaken.

15.	Termination of Employment

15.1

You understand that your employment is an “at will” employment relationship and you can be terminated at any time, provided the Company either (a) terminate this Agreement by giving six months prior written notice to you or (b) payment of your salary for six months in lieu of notice.

15.2	You may terminate this Agreement by giving the Company six months prior written notice, and you are entitled to compensation during your notice time.

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15.3	The Company reserves the right to pay out your notice period and have you leave on the day of its notice or your notice.

15.4	Notwithstanding any provision in this Agreement, your employment may be terminated immediately by the Company without prior notice to you at any time if you:

(a)	commit any serious or persistent breach of any of the provisions of this Agreement;

(b)

commit any act of willful or serious misconduct or negligence in the discharge of your duties. By way of example only, as currently framed, serious misconduct includes but is not limited to theft, fraud, assault, being intoxicated at work or the refusal to carry out a lawful and reasonable instruction that is consistent with the terms and conditions of your employment;

(c)	become of unsound mind or under the control of any committee or officer under any law relating to mental health;

(d)	are convicted of a felony, which in the reasonable opinion of the Company affects your position; or

(e)

become permanently incapacitated by accident or illness from performing your duties under this Agreement. For the purposes of this clause, incapacity rendering you unable to perform your duties for a period aggregating more than 3 months in any 6 month period, or for any period beyond 3 consecutive months, is deemed to be permanent incapacity.

15.5

Upon termination of your employment for any reason, you will immediately return any property belonging to the Company including without limitation all Confidential Information, tools, vehicles, uniforms and equipment in your power, possession or control.

16.	Redundancy

In the event that your position becomes redundant, the terms and conditions in regard to your retrenchment will be in accordance with the Company’s policies and procedures and any relevant legislation. The minimum period of notice would be provided in accordance with clause 15.1.

17.	Intellectual Property

17.1	For the purposes of this clause:

“Intellectual Property Rights” means any and all intellectual and industrial property rights throughout the world including without limitation rights in respect of or in connection with any Confidential Information, copyright (including future copyright and rights in the nature of or analogous to copyright), moral rights, inventions, patents, trademarks, service marks, designs, circuit layout, patentable idea, trade secrets, plan to variety rights, know-how, technology and all other like rights whether or not now existing and whether or not registered or registrable and includes any right to apply for the registration of such rights and includes all renewals and extensions.

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17.2

You acknowledge that in the course of your employment you may be required to create material which gives rise to Intellectual Property Rights. You further acknowledge and agree that any Intellectual Property Rights which you conceive, make, invent or suggest, at any time during the terms of this Agreement whether during or outside business hours, which is in any way connected with your employment by the Company or with work or tests carried out by the Company or any related corporation to the Company must be immediately communicated to the Company and are and remain the property of the Company to deal with as it sees fit.

17.3

You assign upon creation to the Company or any related corporation nominated by the directors of the Company any and all rights you may have in relation to any Intellectual Property Rights specified in clause 17.2 and you agree to execute all documents and do all things that the Company may reasonably request in connection with the obtaining of any intellectual property protection and/or registration by the Company or its nominee in relation to any such Intellectual Property Rights. Due to the specific requirements of California law, a copy of California Labor Code §2870 is attached hereto as Appendix B and the provisions thereof are incorporated herein.

17.4

You irrevocably appoint severally the Company and each director and secretary for the time being of the Company to be your attorney in your name and on your behalf to execute all such instruments and do all such things and generally to use your name for the purpose of assuring to the Company (or its nominee) the full benefit of provisions of this clause.

18.	Employee Activities

18.1	You agree to refrain from acting or purporting to act on behalf of the Company or any of its related companies in any manner outside the directions given and authority granted to you by the Company.

18.2

You warrant that at the date of signing this Agreement there are no impediments in undertaking the duties set out in this Agreement. If any such impediments arise in the future, you will immediately advise the Company of the full details of any such issues.

19.	Inducements

You must not accept any payment or other benefit as an inducement or reward for any act in connection with the business of the Company, other than under this Agreement, and as recognized in Section 10.

20.	Declaration of Interest

You shall not have any direct or indirect pecuniary interests in any business, club, organization, corporation or group that would in any way compromise the performance of your duties unless the disclosure of that direct or indirect interest has been made to the Company and you have complied with any reasonable written directions. Actions recognized in Section 10 are not in volition of this Agreement in general and this Section 20 specifically.

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21.	Non-Solicitation of Employees

You agree that during your employment and for a period of one (1) year after the termination of your employment for any reason, you shall not induce or attempt to induce any employee, agent or consultant of the Company or its related entities to terminate his or her association with the Company or its related entities. The parties agree that the provisions of this Section 21 contain restrictions that are not greater than necessary to protect the interests of the Company. In the event of the breach or threatened breach by you, the Company or its related entities, in addition to all other remedies available to it at law or in equity, will be entitled to seek injunctive relief and/or specific performance to enforce this clause.

22.	Governing Law and Venue

This agreement will be governed by the laws of the State of California, without regard to conflicts of law principles, and any actions arising from this Agreement shall be brought in the County of Los Angeles, California, United States of America.

Your contribution in this role will be vital to the Company and its future success. We look forward to receiving your acceptance of this offer.

Yours sincerely,

Tacere Therapeutics, Inc.

3940 Trust Way, Hayward, CA 94545

ACKNOWLEDGEMENT AND AGREEMENT TO SECTION 4:

By executing below, I acknowledge that I have the approval and capacity to bind Benitec Biopharma Limited to the representations and promises set forth in Section 4 above and that Benitec Biopharma Limited is bound by the promises therein:

Signed:

/s/ Megan Boston
Megan Boston
Benitec Biopharma Limited

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DECLARATION AND AGREEMENT

I acknowledge that I have read and I understand and accept the provisions of this Agreement regarding my employment with Tacere.

/s/ Jerel A. Banks
Dr. Jerel A. Banks

Date: September 12, 2018

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APPENDIX A

Job Description – CEO

As a Chief Executive Officer, you will be responsible for managing the Company at a level associated with such a role in a listed biotech company and for performing such other duties as may from time to time be assigned to or vested in you.

Without limiting the generality of the foregoing, you will be responsible for the following (with references to the Company below including Tacere Therapeutics, Inc. and all other related body corporates as part of the Benitec corporate group from time to time):

1.	developing and implementing the Company’s business plan, defining company strategy and accepting accountability for the implementation of business plans agreed with the board;

2.	devising and implementing commercialization strategies which will be of maximum benefit to the Company;

3.	leading research and development programs efficiently and collaborating effectively with the other members of the management team;

4.	recruiting, motivating, retaining and mentoring appropriate staff capable of ensuring the long-term success of the Company;

5.

establishing contact and developing advantageous and synergistic commercial relationships with local and overseas partners, especially those in the pharmaceutical and biosciences sectors. This may involve management of relationships with designated business development consultants, in addition to the pursuit of self-generated opportunities;

6.	ensuring security of the Company’s intellectual property, (IP), regularly reviewing IP issues and making business cases for outward and inward licensing, in collaboration with the Board;

7.	keeping the Board informed of all strategic and tactical developments within the Company on a “no surprises” basis;

8.	developing, fostering and maintaining effective and harmonious working relationships with researchers and research providers as appropriate, to ensure that research milestones are achieved;

9.

maintaining effective and advantageous liaison with the media and investors, by means of a proactive public relations and investor relations strategy. Specifically, relations will need to be optimized with investors, institutions and brokers;

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10.	working closely with the Board in raising capital as required from time to time;

11.

ensuring that the Company monitors and adheres to all regulatory and compliance requirements, especially as they relate to the operations of Benitec Biopharma Limited as an Australian public company dual-listed on the ASX and NASDAQ;

12.	any other duties and responsibilities consistent with the position of Chief Executive Officer.

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APPENDIX B

California Labor Code §2870

CALIFORNIA LABOR CODE, SECTION 2870

A.

Any provision in any employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

1.	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

2.	Result from any work performed by the employee for the employer.

B.

To the extent that a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against public policy of this state and is unenforceable.

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